EXHIBIT 10.41

Description of 2006 Base Salary of Louise M. Parent,

Executive Vice President and General Counsel

On January 23, 2006, after a review of performance and competitive market data, the Compensation and Benefits Committee of the Board of Directors of American Express Company increased the annual base salary of Louise M. Parent, the Executive Vice President and General Counsel of the Company, from $440,000 to $500,000.